Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ANI Pharmaceuticals, Inc. on Form S-3 (Nos. 333-239771 and 333-261731) and on Form S-8 (Nos. 333-196518, 333-214416, 333-218120, 333-250892 and 333-260662) of our reports dated March 15, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2021, which reports are included in this Annual Report on Form 10-K to be filed on or about March 15, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 15, 2022